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                                                                 Exhibit 23.1

Home Director, Inc.
Livermore, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 8, 2004, relating to the consolidated financial statements of Home Director, Inc., which is contained in that Prospectus.


/s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York
March 8, 2004